MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

October 6, 2008

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

Re: KL ENERGY CORP. FKA REVIVE IT

We were previously the principal auditors for KL Energy Corp. FKA Revive It and we reported on the financial statements of KL Energy Corp. FKA Revive It for the period from inception, February 26, 2007 to June 30, 2008. We have read KL Energy Corp. FKA Revive It's statements under Item 4 of its Form 8-K, dated October 6, 2008, and we agree with such statements.

For the most recent fiscal period through to October 6, 2008, there has been no disagreement between KL Energy Corp. FKA Revive It and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada

2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146 (702) 253-7499Fax: (702)253-7501